EXHIBIT 99

FOR RELEASE 4:00 p.m. October 21, 2004

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS QUARTERLY FINANCIAL RESULTS;

ANNOUNCES PLANS FOR NEW BRANCH LOCATION

ROANOKE, VIRGINIA. October 21, 2004 — Roanoke-based Valley Financial Corporation (OTC -VYFC) announced today its consolidated financial results.

At September 30, 2004 Valley Financial’s total assets were $364,661,000, total deposits were $277,166,000, total loans stood at $270,353,000 and total shareholders’ equity was $24,094,000. Compared with September 30, 2003 the Company experienced increases of $61,621,000 or 20% in total assets, $57,726,000 or 26% in total deposits and $57,736,000 or 27% in total loans over the twelve-month period.

For the nine months ended September 30, 2004 Valley Financial reported net income of $1,970,000 compared with $2,043,000 for the same nine months of 2003. Fully diluted earnings per share were $0.49 in 2004’s first nine months versus $0.53 in 2003. The Company’s return on average total assets was .78% for the nine-month period and its return on average shareholders’ equity was 11.61%, compared with 1.00% and 13.78%, respectively, reported for the same period in 2003.

For the quarter ended September 30, 2004 the Company had net income of $666,000 versus $729,000 in the third quarter of 2003. Fully diluted earnings per share were $0.17 in the third quarter of 2004 against $0.19 in 2003. Return on average total assets was .74% for the quarter and return on average shareholders’ equity was 11.13%, compared with 0.99% and 14.08%, respectively, reported for the same period in 2003.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “The nine months ended September 30 was another period of strong growth in loans and deposits. We have consistently demonstrated the ability to generate double-digit growth rates, booking increases at up to ten times the intrinsic economic growth rate of the Roanoke Valley. Clearly, we are taking significant business away from our competitors and enjoy the highest local market growth rate of any bank operating in the Valley. We believe a primary reason for this is the preference of local businesses and individuals to deal with a locally-owned bank with local decision-making, rather than the giant out-of-town banks.”

Gutshall noted that “Interest rates, both those fixed by the Federal Reserve and those floating in the markets, remain at low levels not seen in decades. For us, as is the case with most community banks, this protracted period of low interest rates puts downward pressure on the net interest margin as asset yields fall faster than we are able to reduce funding costs. Our net interest margin for the third quarter was 3.34%, down from 3.64% for the same time in 2003 and the 3.44% recorded for the second quarter of 2004, but the third quarter margin was adversely affected by the need to use certificates of deposit to fund 38% annualized loan growth in the last four months. We believe the margin slide of the past two years or so has bottomed out, and that our ratios will improve as the Fed continues to increase target rates. The Federal Open Market Committee in recent months has taken three tightening moves, increasing the target federal funds rate by 25 basis points or one-quarter percent each time. These moves have caused the Prime lending rate to go up to 4.75% currently, and any additional increases in Fed target rates will be accretive to the net interest margin as they occur.”

Asset quality indicators remain superior to industry norms. At September 30, 2004 non-performing assets were only 0.07% of total assets and no loans were past due more than ninety days. Loans charged off year to date represent 0.06% of average total loans for the period.

It was also announced that Valley Bank will apply to state and federal regulators to open a new full-service banking facility, its eighth, at 1327 Grandin Road, SW in Roanoke City. The new branch will occupy a portion of the former CVS Pharmacy location in the heart of the Grandin Village community, and will offer a complete menu of banking products and services, including a 24-hour ATM. Gutshall said “We are excited to be part of the revitalization of this property in one of Roanoke’s most desirable neighborhoods. We look forward to providing the Valley Bank superior level of customer service and personal attention to the residents and businesses in the Grandin Village area.” The new branch is expected to open in the first quarter of 2005.

The Company announced on September 27, 2004 the execution of an agreement to sell 275,000 shares of its authorized but unissued common stock at $14 per share to Nicholas F. Taubman, a prominent local businessman and investor, and to certain entities affiliated with the Taubman family. A Registration Statement has been filed with the Securities and Exchange Commission with respect to the shares, and is expected to become effective in the fourth quarter of 2004. The proceeds from the transaction, estimated to be approximately $3,825,000 after registration expenses, will be used for general corporate purposes and to support the Company’s continuing rapid growth in size and market share.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from seven full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road and 3850 Keagy Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. An eighth full-service office will open in early 2005 at 1327 Grandin Road SW in Roanoke City. The bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30 2004	December 31 2003	September 30 2003
Total assets	$364,661	$309,009	$303,040
Total loans	270,353	222,603	212,617
Investments	74,165	66,195	66,121
Deposits	277,166	223,022	219,440
Borrowed funds	61,776	63,283	61,315
Stockholders’ equity	24,094	21,562	20,978
Non-performing assets to total assets	0.07%	0.40%	0.03%
Loans past due more than 90 days to total loans	0.00%	0.00%	0.00%
Net charge-offs to average total loans	0.06%	0.14%	0.06%
Allowance for loan losses to net loans	1.13%	1.17%	1.12%
Book value per share, exclusive of accumulated other comprehensive income (loss)*	$6.28	$5.83	$5.68

*	adjusted as necessary to reflect the 2-for-1 stock split effective May 31, 2004

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2004	2003	2004	2003
Interest income	$4,595	$3,908	$12,868	$11,277
Interest expense	1,834	1,491	5,003	4,265
Net interest income	2,761	2,417	7,865	7,012
Provision for loan losses	331	115	578	471
Net interest income after provision for loan losses	2,430	2,302	7,287	6,541
Noninterest income	345	366	1,005	1,010
Noninterest expense	1,879	1,656	5,633	4,910
Net income before taxes	896	1,012	2,659	2,641
Provision for income taxes	230	283	689	598
Net income	$666	$729	$1,970	$2,043
Basic net income per share*	$0.18	$0.20	$0.53	$0.56
Diluted net income per share*	$0.17	$0.19	$0.49	$0.53
Return on average total assets	0.74%	0.99%	0.78%	1.00%
Return on average total equity	11.13%	14.08%	11.61%	13.78%
Yield on earning assets (TEY)	5.49%	5.81%	5.50%	6.04%
Cost of funds	2.13%	2.18%	2.13%	2.26%
Net interest margin	3.34%	3.64%	3.40%	3.80%
Overhead efficiency ratio (core)	58.25%	55.87%	60.72%	55.72%

*	adjusted as necessary to reflect the 2-for-1 stock split effective May 31, 2004